(h)(2)(i)

AMENDMENT TO TRANSFER AGENCY SERVICES AGREEMENT

This Amendment, effective as of February 8, 2011, amends the Transfer Agency Agreement (the “Agreement”) dated the 25th day of February, 2009, by and between PNC Global Investment Servicing (U.S.) Inc., now known as BNY Mellon Investment Servicing (US) Inc. , a Massachusetts corporation (“BNYM”), and each of the registered investment companies (each, a “Fund”) on behalf of all series thereof (each, a “Portfolio”) listed on Exhibit “A” of the Agreement, as amended from time to time.

NOW, THEREFORE, the parties hereto agree as follows:

1.

The phrase "PNC Global Investment Servicing (U.S.) Inc." each place it appears in the Agreement shall be replaced by the phrase "BNY Mellon Investment Servicing (US) Inc.", and the term "PNC" each place it appears in the Agreement shall be replaced by the term "BNYM".

2.

Section 19, Privacy shall be amended to read as follows:

19.

Privacy. Each party hereto acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose the non-public personal information of investors in the Fund obtained under this Agreement, except as necessary to carry out the services set forth in this Agreement or as otherwise permitted by law or regulation. BNYM agrees to implement and maintain appropriate security measures to protect “personal information", as that term is defined in 201 CMR 17.00: Standards for the Protection of Personal Information of Residents of The Commonwealth ("Massachusetts Privacy Regulation"), consistent with the Massachusetts Privacy Regulation and any applicable federal regulations.

3.

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

4.

In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

By and on Behalf of each of the Funds set forth on Exhibit A:	BNY Mellon Investment Servicing (US) Inc.
By: /s/ Michael J. Roland	By: /s/ Susan M. Fraser
Name: Michael J. Roland	Name: Susan M. Fraser
Title: Executive Vice President	Title: Senior Vice President/Managing Director